McClatchy Reports Third Quarter 2012 Earnings

- Advertising and total revenue trends in third quarter 2012 improve from second quarter 2012

- Digital-only advertising revenues up 12.7% from third quarter 2011

- Advertising from sources outside of traditional newspaper grew to 36.7% of total advertising

- Cash expenses decline by 1.3% from third quarter 2011, excluding restructuring-related charges

- Digital subscription program expected to contribute more than $20 million to 2013 revenues

SACRAMENTO, Calif., Oct. 25, 2012 /PRNewswire/ -- The McClatchy Company (NYSE: MNI) today reported net income in the third quarter of 2012 of $5.1 million or 6 cents per share. In the third quarter of 2011 the company reported net income of $9.4 million or 11 cents per share.

Revenues in the third quarter of 2012 were $287.5 million, down 4.2% from the third quarter of 2011. Advertising revenues were $212.0 million, down 5.4% from 2011, and circulation revenues were $62.8 million, down 2.0%. Total digital advertising revenues grew 2.7% in the third quarter of 2012, with digital-only advertising revenues up 12.7% from the 2011 quarter. Digital advertising represented 22.9% of total advertising revenues in the third quarter of 2012 compared to 21.1% of total advertising revenues in the third quarter of 2011.

Results in the third quarter of 2012 included accelerated depreciation totaling $2.3 million ($1.4 million after-tax) primarily related to relocating Miami newspaper operations and severance and other restructuring charges totaling $3.9 million ($2.3 million after-tax). Income in the third quarter of 2012, excluding the net impact of these items, was $8.8 million compared to income in the third quarter of 2011 adjusted for similar items of $10.0 million. (Non-GAAP measurements are discussed below.)

Operating cash expenses, excluding charges associated with restructuring plans, declined $2.9 million, or 1.3%, from the 2011 quarter. Operating cash flow, a non-GAAP measure, was $67.1 million in the third quarter of 2012, down 12.8%.

First Nine Months Results:

Net income in the first nine months of 2012 was $29.9 million, or 35 cents per share. Net income in the first nine months of 2011 was $12.4 million, or 14 cents per diluted share.

Revenues in the first nine months of 2012 were down 4.7% to $875.1 million compared to $918.2 million in 2011. Advertising revenues in the 2012 period totaled $644.4 million, down 6.0%, and circulation revenues were $192.7 million, down 1.4%, compared to 2011.

Results in the first nine months of 2012 included the following items:

  Accelerated depreciation totaling $6.5 million ($3.9 million after-tax) primarily related to relocating Miami newspaper operations.
  Severance and other restructuring charges totaling $7.2 million ($4.3 million after-tax) related to continued restructuring of the company's operations.
  A gain on the extinguishment of debt totaling $6.1 million ($3.8 million after-tax).
  Reversal of non-cash interest expense totaling $7.8 million ($4.8 million after-tax) related to the release of tax reserves.
  A favorable adjustment to net income totaling $7.0 million for tax settlements related to state tax positions previously taken.

Income in the first nine months of 2012 excluding the net impact of these items was $22.4 million compared to earnings in the first nine months of 2011 adjusted for similar items of $15.9 million. (Non-GAAP measurements are discussed below.)

Management's Comments on Third Quarter Results:

Commenting on McClatchy's third quarter results, Pat Talamantes, McClatchy's President and CEO, said, "Our third quarter results demonstrate that we're making progress in an uncertain economy. The advertising trend continued to move in the right direction in the third quarter: Ad revenues were down 6.8% in the first quarter of 2012, down 5.7% in the second quarter of 2012 and down 5.4% this quarter. We were particularly pleased to see continued growth in our digital advertising revenues and are excited about initiatives underway to pursue new revenue in both advertising and subscriptions.

"It's noteworthy that a growing percentage of our advertising revenues are now coming from sources outside of our traditional newspapers. Digital advertising and direct marketing together now make up over 36% of our advertising revenues.

"Advertising revenue from our digital initiatives continues to grow at a very healthy rate. Digital-only advertising revenue increased 12.7% in the quarter with automotive advertising from our Cars.com products fueling the performance. Through the first nine months of 2012 our Cars.com products have contributed nearly $23 million in digital advertising revenues - about a third of our total digital classified ad dollars. Our daily deals product, dealsaver®, continues its healthy growth with revenues up 84% in the quarter. Total digital advertising, which includes digital advertising both bundled with print and sold on a stand-alone basis, increased 2.7% compared to the 2011 quarter. Digital advertising now represents 22.9% of McClatchy's total advertising revenue compared to 21.1% in 2011. Our digital traffic also grew in the quarter with daily average local unique visitors to our websites and mobile content up 2.4%.

"In July, we launched impressLOCALTM , a suite of online products designed to offer local businesses a comprehensive digital marketing solution. impressLOCALTM provides affordable packages that include website customization, search engine marketing and optimization, social media presence and marketing services, as well as branding opportunities on the web through mobile and e-mail campaigns. It's now available at our newspapers in Fort Worth and Kansas City. While still early, our sales efforts have been positive and we plan to roll out impressLOCALTM to our other larger markets in early 2013 with our remaining markets to follow later in 2013 or early 2014.

"Direct marketing advertising, which now accounts for nearly 14% of our ad revenues compared to 11.4% two years ago, ended a string of nine consecutive quarters of growth with a decline of 2.5% in the third quarter. Although revenues declined modestly, the decline reflects, in part, the timing of some products and our culling of less successful products while keeping the more profitable ones that have good growth potential. For instance, revenues from our Sunday Select product, a package of preprinted advertisements delivered to non-subscribers upon request, grew 25.2% in the third quarter and were up 36.1% for the first nine months reaching nearly $10 million to date with deliveries to more than 625,000 households.

"Circulation revenues decreased in the quarter, down 2.0%. While circulation revenues and volumes declined in the third quarter, we are focused on developing strategies to generate additional subscription revenues and improve circulation volumes at our newspapers.

"In early September, five McClatchy newspapers – The Sacramento Bee, The Modesto Bee, the Fort Worth Star-Telegram, the Ledger-Enquirer in Columbus, Ga., and the Sun Herald in Biloxi, Miss. – introduced new subscription packages, known as our Plus program, for digital content that ended free, unlimited access to the newspapers' websites and certain mobile content. The Plus program includes subscriptions for both combined digital and print readers and digital-only readers. A metered paywall on each of the newspaper websites requires users to pay for content after accessing a limited number of pages or news articles for free each month. Existing home delivery subscribers are given free access to the digital content and rolled into the bundled print and digital Plus program when their subscription renews.

"We are excited about the early results. Thus far, only a small percentage of renewals have opted out of the Plus program, telling us our print readers value our content and high-quality journalism and are willing to pay extra for it in digital form. Similarly, we have added thousands of new digital-only subscribers to our paying customer base. We intend to expand this model to our other markets beginning next month. We believe the new subscription revenues will begin to make a more significant impact in the fourth quarter. In 2013, we believe the new Plus program could add more than $20 million depending on a number of factors, including how quickly we complete our company-wide rollout.

"Cash expenses, excluding restructuring costs, were down 1.3% in the quarter as compared to the third quarter of 2011. We continued to carefully balance expense management with strategically investing in our products and doing so enabled us to generate another quarter of healthy operating cash flow. For instance, our cash expenses declined even though we invested approximately $2.0 million in new revenue initiatives and enterprise-wide operating systems in the third quarter. All of our papers continue to publish daily, providing communities with needed news and information in whatever print or digital form they choose to access it. And every one of them does so profitably. Clearly high quality content delivered daily in multiple mediums continues to be a successful business.

"Our share of income from all equity investments was $11.7 million in the third quarter of 2012 and $27.1 million in the first nine months of the year. McClatchy's investments, particularly our digital investments, are consistently producing strong results which speak to the staying power of the underlying products. They are strategically important to our newspaper websites and we continue to work closely with these companies to maximize financial and operational performance.

"Looking forward, we will continue to focus on our strong and growing set of products and revenue initiatives, especially in digital and direct marketing. One thing we have learned from the 2011 fourth quarter holiday season and the spring holiday season this year is that advertisers increasingly bunch their spending around these major events. We are cautiously optimistic for another strong holiday season, but do not have sufficient visibility to provide specific guidance on advertising revenues for our fourth quarter.

"We will continue to carefully balance expense management with strategically investing in our products. We expect to continue to benefit from stability in newsprint pricing, recognizing that comparisons to 2011 get tougher even in a soft newsprint pricing environment. On balance, we expect cash expenses to be flat to down in the low-single-digit percent range in the fourth quarter of 2012."

Elaine Lintecum, McClatchy's CFO said, "We focused our excess cash flow for the third quarter on paying seasonally higher interest and tax payments. The debt balance at the third quarter remained at $1.564 billion and we finished the quarter with a cash balance of $15.7 million. Our nearest-term bond maturity in November 2014 is approximately $66 million – not an issue given our free cash flow. Our leverage ratio at the end of the third quarter as defined in our credit agreement was 4.71 times cash flow and our interest coverage was 2.19 times."

The company's statistical report, which summarizes revenue performance for the third fiscal quarter and first nine months of fiscal 2012, follows.

Non-GAAP Financial Measures:

In addition to the results reported in accordance with accounting principles generally accepted in the United States ("GAAP") included in this press release, the company has presented non-GAAP financial measures such as adjusted net income, operating cash flows and operating cash flow margins. Adjusted net income is defined as net income excluding amounts (net of tax) for loss (gain) on extinguishment of debt, restructuring related charges, gain on sale of internet asset, accelerated depreciation on equipment, non-cash impairments, reversal of interest on tax items and other certain discrete tax items. Operating cash flow is defined as operating income plus depreciation and amortization, restructuring related charges and other non-cash impairments. Operating cash flow margin is defined as operating cash flow divided by net revenues. These non-GAAP financial measures are reconciled to GAAP measures in the attached schedule. Management believes these non-GAAP measures, when read in conjunction with the company's GAAP financials, provide useful information to investors by offering:

  the ability to make more meaningful period-to-period comparisons of the company's on-going operating results;
  the ability to better identify trends in the company's underlying business;
  a better understanding of how management plans and measures the company's underlying business; and
  an easier way to compare the company's most recent operating results against investor and analyst financial models.

These non-GAAP financial measures should not be considered a substitute or an alternative to these computations calculated in accordance with and required by GAAP. McClatchy's non-GAAP financial measures may not be comparable to similarly titled measures presented by other companies.

At noon Eastern time today, McClatchy will review its results in a conference call (877-278-1205, pass code 41109460) and webcast (www.mcclatchy.com). The webcast will be archived at McClatchy's website.

About McClatchy

The McClatchy Company is a leading news and information provider, offering a wide array of print and digital products in each of the markets it serves. As the third largest newspaper company in the country, McClatchy's operations include 30 daily newspapers, community newspapers, websites, mobile news and advertising, niche publications, direct marketing and direct mail services. The company's largest newspapers include The Miami Herald, The Sacramento Bee, Fort Worth Star-Telegram, The Kansas City Star, The Charlotte Observer and The News & Observer in Raleigh, N.C. McClatchy is listed on the New York Stock Exchange under the symbol MNI.

Additional Information:

Statements in this press release regarding future financial and operating results, including revenues, anticipated savings from cost reduction efforts, cash flows, debt levels, as well as future opportunities for the company and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: McClatchy may not generate cash from operations, or otherwise, necessary to reduce debt or meet debt covenants as expected; McClatchy may not successfully implement circulation strategies designed to increase circulation revenue and may experience decreased circulation volumes; McClatchy may experience diminished revenues from retail, classified and national advertising; McClatchy may not achieve its expense reduction targets or may do harm to its operations in attempting to achieve such targets; McClatchy's operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; bankruptcies or financial strain of its major advertising customers; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; changes in pension assets and liabilities; changes in factors that impact pension contribution requirements, including, without limitation, the value of the company-owned real property that McClatchy has contributed to its pension plan; increased consolidation among major retailers in our markets or other events depressing the level of advertising; our inability to negotiate and obtain favorable terms under collective bargaining agreements with unions; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks detailed from time to time in the company's publicly filed documents, including the company's Annual Report on Form 10-K for the year ended Dec. 25, 2011, filed with the U.S. Securities and Exchange Commission. McClatchy disclaims any intention and assumes no obligation to update the forward-looking information contained in this release.

THE McCLATCHY COMPANY
CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended

	September 23,	September 25,	September 23,	September 25,
	2012	2011	2012	2011
REVENUES - NET:
Advertising	$ 212,023	$ 224,222	$ 644,352	$ 685,357
Circulation	62,772	64,071	192,743	195,382
Other	12,670	11,926	37,965	37,464
	287,465	300,219	875,060	918,203
OPERATING EXPENSES:
Compensation	108,421	108,751	329,156	352,843
Newsprint, supplements and printing expense	33,058	35,238	102,365	107,561
Depreciation and amortization	30,741	29,618	92,304	91,202
Other operating expenses	82,766	81,169	247,846	255,566
	254,986	254,776	771,671	807,172

OPERATING INCOME	32,479	45,443	103,389	111,031

NON-OPERATING (EXPENSES) INCOME:
Interest expense	(39,718)	(42,052)	(112,825)	(127,695)
Interest income	20	12	70	59
Equity income in unconsolidated companies, net	11,728	8,608	27,080	21,280
Gain (loss) on extinguishment of debt	(12)	(13)	6,074	(2,492)
Other - net	40	40	83	265
	(27,942)	(33,405)	(79,518)	(108,583)

INCOME BEFORE INCOME TAX PROVISION (BENEFIT)	4,537	12,038	23,871	2,448

INCOME TAX PROVISION (BENEFIT)	(556)	2,639	(6,000)	(9,936)

NET INCOME	$ 5,093	$ 9,399	$ 29,871	$ 12,384

NET INCOME PER COMMON SHARE:
Basic	0.06	0.11	0.35	0.15
Diluted	0.06	0.11	0.35	0.14

WEIGHTED AVERAGE NUMBER OF COMMON SHARES:
Basic	85,840	85,354	85,691	85,147
Diluted	86,369	86,064	86,417	86,002

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	Quarter 3
	Combined			Print Only			Digital

Revenues - Net:	2012	2011	% Change	2012	2011	% Change	2012	2011	% Change

Advertising
Retail	$106,444	$114,575	-7.1%	$87,397	$95,645	-8.6%	$19,047	$18,930	0.6%
National	17,255	17,231	0.1%	12,422	12,834	-3.2%	4,833	4,397	9.9%
Classified Total	58,915	62,279	-5.4%	34,266	38,350	-10.6%	24,649	23,929	3.0%
Automotive	20,420	19,938	2.4%	9,399	10,172	-7.6%	11,021	9,766	12.9%
Real Estate	8,752	11,117	-21.3%	5,536	7,473	-25.9%	3,216	3,644	-11.7%
Employment	11,755	13,074	-10.1%	5,353	6,174	-13.3%	6,402	6,900	-7.2%
Other	17,988	18,149	-0.9%	13,978	14,530	-3.8%	4,010	3,619	10.8%
Direct Marketing	29,179	29,927	-2.5%	29,179	29,927	-2.5%
Other Advertising	230	210	9.5%	230	210	9.5%
Total Advertising	$212,023	$224,222	-5.4%	$163,494	$176,966	-7.6%	$48,529	$47,256	2.7%

Circulation	62,772	64,071	-2.0%
Other	12,670	11,926	6.2%
Total Revenues	$287,465	$300,219	-4.2%

Advertising Revenues by Market:
California	$37,270	$39,128	-4.7%	$29,348	$31,118	-5.7%	$7,922	$8,011	-1.1%
Florida	29,595	30,461	-2.8%	23,715	24,563	-3.5%	5,880	5,897	-0.3%
Texas	21,970	24,733	-11.2%	16,802	19,467	-13.7%	5,168	5,266	-1.9%
Southeast	61,973	65,942	-6.0%	46,845	51,455	-9.0%	15,128	14,487	4.4%
Midwest	37,397	38,769	-3.5%	28,845	30,257	-4.7%	8,552	8,512	0.5%
Northwest	23,706	25,128	-5.7%	17,939	20,106	-10.8%	5,767	5,022	14.8%
Other	112	61	83.6%	0	0	0.0%	112	61	83.6%
Total Advertising	$212,023	$224,222	-5.4%	$163,494	$176,966	-7.6%	$48,529	$47,256	2.7%

Advertising Statistics for Dailies:
Full Run ROP Linage				4,105.4	4,503.1	-8.8%

Millions of Preprints Distributed				1,063.7	1,163.2	-8.6%

Average Paid Circulation:*
Daily				1,870.7	2,008.1	-6.8%
Sunday				2,617.3	2,763.5	-5.3%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

The McClatchy Company
Consolidated Statistical Report
(In thousands, except for preprints)

	September Year-to-Date
	Combined			Print Only			Digital

Revenues - Net:	2012	2011	% Change	2012	2011	% Change	2012	2011	% Change

Advertising
Retail	$328,493	$349,953	-6.1%	$270,177	$295,186	-8.5%	$58,316	$54,767	6.5%
National	47,575	53,867	-11.7%	34,502	39,717	-13.1%	13,073	14,150	-7.6%
Classified Total	179,312	192,726	-7.0%	105,566	121,325	-13.0%	73,746	71,401	3.3%
Automotive	61,454	61,194	0.4%	29,368	32,889	-10.7%	32,086	28,305	13.4%
Real Estate	27,825	34,564	-19.5%	17,796	23,621	-24.7%	10,029	10,944	-8.4%
Employment	36,687	40,555	-9.5%	16,862	19,323	-12.7%	19,826	21,231	-6.6%
Other	53,346	56,413	-5.4%	41,542	45,493	-8.7%	11,804	10,920	8.1%
Direct Marketing	88,421	88,196	0.3%	88,421	88,196	0.3%
Other Advertising	551	615	-10.4%	551	615	-10.4%
Total Advertising	$644,352	$685,357	-6.0%	$499,217	$545,039	-8.4%	$145,135	$140,318	3.4%

Circulation	192,743	195,382	-1.4%
Other	37,965	37,464	1.3%
Total Revenues	$875,060	$918,203	-4.7%

Advertising Revenues by Market:
California	$110,803	$119,319	-7.1%	$87,747	$95,655	-8.3%	$23,058	$23,664	-2.6%
Florida	93,650	96,266	-2.7%	75,295	77,714	-3.1%	18,355	18,552	-1.1%
Texas	68,728	77,120	-10.9%	52,753	61,357	-14.0%	15,975	15,763	1.3%
Southeast	187,091	198,664	-5.8%	142,433	156,856	-9.2%	44,657	41,808	6.8%
Midwest	112,713	117,691	-4.2%	86,874	92,632	-6.2%	25,838	25,059	3.1%
Northwest	70,944	76,198	-6.9%	54,115	60,825	-11.0%	16,829	15,373	9.5%
Other	423	99	327.3%	0	0	0.0%	423	99	327.3%
Total Advertising	$644,352	$685,357	-6.0%	$499,217	$545,039	-8.4%	$145,135	$140,318	3.4%

Advertising Statistics for Dailies:
Full Run ROP Linage				12,877.5	13,787.4	-6.6%

Millions of Preprints Distributed				3,277.6	3,510.9	-6.6%

Average Paid Circulation:*
Daily				1,985.1	2,111.7	-6.0%
Sunday				2,718.8	2,794.2	-2.7%

Columns may not add due to rounding

* Reflects average paid circulation based upon number of days in period. Does not reflect ABC reported figures.

THE McCLATCHY COMPANY
Reconciliation of GAAP Measures to Non-GAAP Amounts
(In thousands)

Reconciliation of Operating Income to Operating Cash Flows

	Three Months Ended		Nine Months Ended
	Sept 23,	Sept 25,	Sept 23,	Sept 25,
	2012	2011	2012	2011
REVENUES - NET:
Advertising	$ 212,023	$ 224,222	$ 644,352	$ 685,357
Circulation	62,772	64,071	192,743	195,382
Other	12,670	11,926	37,965	37,464
	287,465	300,219	875,060	918,203
OPERATING EXPENSES:
Compensation excluding restructuring charges	106,171	107,662	325,459	339,591
Newsprint, supplements and printing expense	33,058	35,238	102,365	107,561
Other cash operating expenses	81,134	80,408	244,305	244,241
Cash operating expenses excluding
restructuring charges	220,363	223,308	672,129	691,393
Restructuring related compensation	2,250	1,089	3,696	13,252
Restructuring charges	1,632	761	3,542	761
Impairment charges related to asset sales	-	-	-	10,564
Depreciation and amortization	30,741	29,618	92,304	91,202
Total operating expenses	254,986	254,776	771,671	807,172

OPERATING INCOME	32,479	45,443	103,389	111,031
Add back:
Depreciation and amortization	30,741	29,618	92,304	91,202
Restructuring related compensation charges	2,250	1,089	3,696	13,252
Restructuring charges	1,632	761	3,542	761
Impairment charges related to asset sales	-	-	-	10,564
OPERATING CASH FLOW	$ 67,102	$ 76,911	$ 202,931	$ 226,810

OPERATING CASH FLOW MARGIN	23.3%	25.6%	23.2%	24.7%

Reconciliation of Net Income to Adjusted Net Income

Net Income:	$ 5,093	$ 9,399	$ 29,871	$ 12,384

Add back certain items, net of tax:
Loss (gain) on extinguishment of debt	8	8	(3,839)	1,538
Restructuring related charges	2,314	580	4,349	7,160
Gain on sale of internet asset	-	-	-	(1,207)
Accelerated depreciation on equipment	1,398	-	3,936	-
Non-cash impairments	-	459	-	7,166
Reversal of interest on tax items	-	(421)	(4,848)	(2,734)
Certain discrete tax items	-		(7,046)	(8,398)
Adjusted net income	$ 8,813	$ 10,025	$ 22,423	$ 15,909

CONTACT: Ryan Kimball, Assistant Treasurer, +1-916-321-1849, rkimball@mcclatchy.com